Exhibit 107.1 Calculation of Filing Fee Tables Form S-8 (Form Type) Bristow Group Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule (1) Amount Registered (2) Proposed Maximum Offering Price Per Unit (1) Maximum Aggregate Offering Price (1) Fee Rate (3) Amount of Registration Fee Equity Common Stock, par value $0.01 per share Other 655,000 $35.58 $23,304,900 0.00014760 $3,439.80 Total Offering Amounts $23,304,900 $3,439.80 Total Fee Offsets — Net Fee Due $3,439.80 ___________ (1) Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee, based on the average of the high and low sales prices of the common stock, par value $0.01 per share (“Common Stock”), of Bristow Group Inc. (the “Company”) as reported on the New York Stock Exchange on May 30, 2024. (2) Represents shares of Common Stock issuable in respect of awards granted under the Bristow Group Inc. 2021 Equity Incentive Plan, as amended (the “Plan”), which includes Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends, recapitalizations or similar transactions pursuant to the adjustment or antidilution provisions thereof. (3) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.